EXHIBIT 99.1

Contact:
Sean McHugh Vice President Investor Relations and Communications (970) 506-7490
SWIFT & COMPANY ANNOUNCES EXECUTIVE APPOINTMENTS
Rajan Nagarajan Hired as SVP, CIO; David Marantes Joins as VP of Purchasing; Bill
Trupkiewicz, Corporate Controller and Chief Accounting Officer, Named Acting CFO
GREELEY, COLO., February 20, 2006 – Swift & Company, the world’s second-largest processor of fresh beef and pork products, today announced three senior-level executive appointments, continuing plans to enhance the strength of the Company’s management team.
•	On March 16th, Rajan Nagarajan will join Swift as senior vice president and chief information officer. Currently the chief executive officer and managing partner of Kria Consulting, a leadership and management consulting firm, Nagarajan formerly served as chief information officer for Philips Medical Systems and the Kellogg Company.
•	David Marantes joins Swift today as vice president of purchasing, a newly created position. Marantes most recently served as vice president, global purchasing and supply chain management at LexisNexis.
•	Effective today, Bill Trupkiewicz, Swift & Company’s vice president, corporate controller and chief accounting officer, has been appointed acting chief financial officer pending completion of the search process currently under way for a permanent chief financial officer.
•	Also effective today, Danny Herron will step down as chief financial officer. On November 16, 2005, Swift announced Herron’s decision to leave the Company by September 19, 2006, the expiration date of his employment agreement, but to continue to serve in his current positions to support transition planning. Herron will remain available to advise the Company, as needed, through the balance of his employment term.
Swift & Company President and CEO Sam Rovit said, “We are pleased to announce the addition of such high-caliber executives as Rajan Nagarajan and David Marantes to the Swift team. Both are seasoned professionals with extensive subject matter expertise. We plan to utilize their skills to improve the effectiveness and efficiency of our information technology and indirect procurement programs.”
Rovit continued, “Bill Trupkiewicz is a respected and highly capable finance professional with deep knowledge of the Company and the red meat processing industry. I have utmost confidence in his ability to serve as our senior financial executive as we complete the process, begun last November, leading to the appointment of a permanent chief financial officer.”

Rovit concluded, “The many strategic and tactical changes implemented at Swift over the past 18 months have all been designed to support our overarching vision to become the best red meat provider in the world. The management appointments announced today reflect our desire to expand the Company’s bandwidth and capabilities as we continue to evolve into a stronger, more competitive red meat company.”
Additional Executive Information
Rajan Nagarajan has more than a quarter-century of experience in enabling information technology solutions to business problems. His background includes technology leadership roles with such companies as Kria Consulting (chief executive officer and managing partner), Philips Medical Systems (senior vice president and chief information officer), Kellogg Company (vice president and chief information officer) and Ford Motor Company (director, process reengineering and enterprise integration). Rajan holds an MS degree in Computer and Information Science from Oakland University, an MBA in Information Systems and Operations Management from the Indian Institute of Management, and a BS in Mechanical Engineering from the Birla Institute of Technology and Science.
David Marantes’ background includes various leadership roles in purchasing, materials management and logistics with such organizations as LexisNexis (vice president, global purchasing and supply chain management and vice president, operations integration), Chiquita Brands International (director, global procurement and new ventures) and the Department of Defense / U.S. Air Force (director, operations and strategic business development). He holds an MBA in Finance and Economics from the University of West Florida, an MS in International Relations from Troy State University, and a BA in Political Science and Sociology from the University of Puerto Rico.
Bill Trupkiewicz has served as Swift & Company’s corporate controller and chief accounting officer since September 2002. He has been employed by Swift and its predecessor companies in various senior finance and accounting positions since 1994. His professional experience includes seven years of public audit practice with Price Waterhouse. Trupkiewicz graduated summa cum laude with a BSBA from the University of Northern Colorado and is a licensed CPA.
Danny Herron served as Swift & Company’s co-chief executive officer from April to May of 2005. He joined ConAgra Beef Company, Swift & Company’s predecessor, in April 1998 as vice president and senior financial officer. In September 2002 he became Swift & Company’s executive vice president and chief financial officer.
About Swift & Company
With nearly $10 billion in annual sales, Swift & Company is the world’s second-largest processor of fresh beef and pork. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. For more information, please visit www.swiftbrands.com.